Exhibit 99.1

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595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

DEVCON RECEIVES NOTICE REGARDING NONCOMPLIANCE WITH NASDAQ’S MINIMUM STOCKHOLDERS’

EQUITY REQUIREMENT

Boca Raton, FL, April 10, 2008—Devcon International Corp. (NASDAQ: DEVC) announced that it has received a letter from the Nasdaq Stock Market dated April 4, 2008 informing Devcon that it no longer complies with the requirements of Marketplace Rule 4450(a)(3) for continued listing on the Nasdaq Global Market. The rule requires that Devcon maintain minimum stockholders’ equity of $10,000,000.

As disclosed in the Form 8-K filed by Devcon on April 10, 2008, based on the Form 10-K for the period ended December 31, 2007, Devcon’s stockholders’ equity is below the minimum as required by the Marketplace Rules of Nasdaq. Consistent with the Marketplace Rules, Devcon has until April 21, 2008 to provide a plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements. In the event Devcon does not regain compliance within this period, Devcon’s common stock will be delisted. At such time, Devcon may appeal the decision. Additionally, Devcon may move its listing to the Nasdaq Capital Market.

Devcon is currently examining the options available to it and anticipates compliance prior to the deadline set by Nasdaq.

About Devcon

Devcon International’s wholly-owned subsidiary, Devcon Security (http://www.devcon-security.com/), is a leading provider of installation, monitoring and related electronic security services, currently serving more than 140,000 commercial and residential customers in Florida, New York City and Staten Island. Since February, 2005, Devcon has made 3 significant acquisitions of full-service electronic security services companies with significant concentrations throughout Florida and the New York Metropolitan region. Currently, Devcon Security Services Corp. is the second largest security monitoring and alarm company in Florida and the eleventh largest in the U.S.

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Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2007 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

INVESTOR CONTACT

Marilynn Meek

Financial Relations Board

212-827-3773

mmeek@frbir.com